SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.     )

     Filed by the Registrant (X)
     Filed by a Party other than the Registrant ( )

     Check the appropriate box:
     (X) Preliminary Proxy Statement      ( )  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     ( ) Definitive Proxy Statement
     ( ) Definitive Additional Materials
     ( ) Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                       GULLEDGE REALTY INVESTORS II, L.P.
                (Name of Registrant as Specified In Its Charter)

       (Name of Person Filing Proxy Statement, if other than the Registrant)

     Payment of Filing Fee (Check the appropriate box):
     (X) $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
     ( ) $500 per each party to the controversy pursuant to Exchange Act
         Rule 14a-6(i)(3).
     ( ) Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1) Title of each class of securities to which transaction applies:

        2) Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4) Proposed maximum aggregate value of transaction:

        5) Total fee paid:

     ( )   Fee paid previously with preliminary materials.
     ( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the
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        1) Amount Previously Paid:

        2) Form, Schedule or Registration Statement No.:

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        4) Date Filed:



                         PRELIMINARY COPY



June 17, 1996


RE:  Gulledge Realty Investors II, L.P.

Dear Limited Partner:

Enclosed you will find a "Notice of Vote by Limited Partners", a Consent Statement and a ballot regarding the above referenced limited partnership. It is important that you review this information immediately and return the ballot as soon as possible.

If you have any questions regarding the enclosures, please contact Eric Fritsche at (314) 955-3006. Your cooperation in this matter is appreciated.


                                   Sincerely,



                                   Robert J. Herleth
                                   Vice President
                                   Gull-AGE Properties, Inc.


Enclosures
                       GULLEDGE REALTY INVESTORS II, L.P.
                       NOTICE OF VOTE BY LIMITED PARTNERS
                                WITHOUT A MEETING

To the Limited Partners of Gulledge Realty Investors II, L.P.:

      A vote by the Limited Partners of Gulledge Realty Investors II, L.P. (the "Partnership"), without a meeting, is being conducted by the Partnership. Votes cast by ballots enclosed herewith and received by the Partnership by midnight Central Time on July 17, 1996 (unless extended by the Managing General Partner), will be counted to determine the outcome of the vote. The purpose of the vote is to act upon the following proposal (the "Proposal"):


     Approve the extension of the secondary note on Colony Place and the sale of the Colony Place Apartments as more fully described herein.


      The accompanying Statement includes information about the Proposal and other relevant information. Please study all of this information carefully. Only Limited Partners of record at the close of business on June 17, 1996, are entitled to cast a vote.

     MANAGEMENT OF THE PARTNERSHIP RECOMMENDS A VOTE IN FAVOR OF THE PROPOSAL.

      Please mark your vote, sign, date and return the enclosed ballot in the postage paid envelope included for your convenience. If a properly signed and dated ballot is returned without indicating a vote, it will be deemed to constitute a vote "For" the Proposal.

                              By:  Managing General Partner
                                   Gull-AGE Properties, Inc.
June 17, 1996



                       GULLEDGE REALTY INVESTORS II, L.P.
                                CONSENT STATEMENT

                                  INTRODUCTION

      WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. IF YOU WISH TO VOTE ON THE PROPOSAL (AS HEREINAFTER DEFINED), YOU ARE REQUESTED TO RETURN THE BALLOT ENCLOSED HEREWITH SO IT IS RECEIVED BY MIDNIGHT CENTRAL TIME ON JULY 17, 1996 (UNLESS EXTENDED BY THE MANAGING GENERAL PARTNER), SO THAT YOUR VOTE WITH RESPECT TO THE PROPOSAL MAY BE COUNTED.

      A vote of the Limited Partners, as holders of units of limited partnership interests ("Units") of Gulledge Realty Investors II, L.P. (the "Partnership"), without a meeting, is being solicited regarding the Proposal.

Summary

      The following summary is qualified in its entirety by the more detailed discussion of the Proposal set forth herein under the caption "Discussion of the Proposal."

     Colony Place Associates, Ltd. ("Colony Place"), is one of the Partnership's nine Project Partnerships (as hereinafter defined). Colony Place was formed in 1984 to acquire, own and operate Colony Place Apartments (the "Project"). The Project was initially financed in 1971 with an 8.50% FHA insured forty year mortgage of $1,116,000. In addition to the first mortgage, secondary financing was secured in the form of a promissory note with a principal balance of $600,000 (the "Secondary Note"). The Secondary Note matured on December 31, 1995. On that date, the principal balance, plus accrued interest, under the Secondary Note was $1,571,000. The Secondary Note was granted to the sellers (the "Secondary Noteholder") of the Project as partial payment for the acquisition of the Project by Colony Place. The Partnership's ownership interest in Colony Place is pledged as collateral for the Secondary Note.

      In order to avoid foreclosure by the Secondary Noteholder, discussions to restructure the Secondary Note started in 1994. It was determined that the best course of action was to extend the Secondary Note for one year and use the time to pursue a sale of the Project under LIHPRHA (as hereinafter defined). Sales proceeds would then be used to pay the Secondary Noteholder. The Secondary Note was extended for one year, subject to limited partner approval, and Colony Place is in the process of negotiating a sale contract for the Project. However, before Colony Place can sell the Project, it must receive the consent of the Partnership. Before the Partnership can give that consent, it must receive the consent of a majority in interest of the Limited Partners. The Partnership is now seeking such consents from its Limited Partners.

      The Managing General Partner believes that the sale of the Project in connection with the LIHPRHA program is the best alternative for the Partnership, and the only possibility for the Partnership to realize cash proceeds from Colony Place. Because of the Project's history of minimal or no cash flow, its restricted distribution, restricted rent amounts and the need for repairs and improvements, a conventional sale of the Project would not yield enough proceeds to pay the Secondary Note in full. A foreclosure sale would yield even lower proceeds.

     The LIHPRHA program was developed by the federal government to maintain the national inventory of low to moderate income housing. The LIHPRHA program offers the ability to value the Project as a conventional apartment complex, utilizing fair market rents without government restrictions. Thus, the program will value the Project at a much greater amount than its current fair market value. Under certain provisions of LIHPRHA, if a government assisted property is sold to a non-profit organization, the seller may be entitled to 100% of the "preservation equity," as defined by HUD.

      The proceeds of the sale will be used by Colony Place to pay the Secondary Note. The sale of the Project will cause the dissolution of Colony Place. Any excess proceeds will be distributed to the partners of Colony Place. The Partnership will retain any excess proceeds that it receives from Colony Place, and use them to cover costs associated with potential future property sales or refinancings by other Project Partnerships. No excess proceeds will be distributed to Limited Partners.

      If the proposed transaction is not completed or if Colony Place does not otherwise fulfill its obligations under the Secondary Note by the extended maturity date, the Secondary Noteholder will likely seek to collect on the Secondary Note by foreclosing on the collateral. If a foreclosure occurs, the Partnership will recognize a taxable gain due to recapture of its negative ownership in Colony Place of approximately $1,400,000. This results in a taxable gain of approximately $600 per five units of Limited Partner interest. The corresponding tax liability, based on a combined federal and state tax rate of 33%, amounts to approximately $200 per five units of Limited Partner interest. Limited Partners may have suspended losses from prior years available to offset the taxable gain. Consult your tax advisor if you are unsure whether you have suspended losses available.

     The tax consequences of the sale of the Project will be very similar to the consequences of a foreclosure by the Secondary Noteholder. However, the sale of the Project is much simpler than a foreclosure, much quicker than a foreclosure and may provide some funds to the Partnership.

Voting Units and Procedures

      Limited Partners as of June 17, 1996, the record date for voting without a meeting, will be entitled to vote by ballot. Ballots must be received by midnight Central Time on July 17, 1996, in order to be counted. However, the General Partner reserves the right, acting in its sole discretion, to extend the period for voting on the Proposal to any date up to and including August 1, 1996. This Statement and accompanying material are first being mailed to each Limited Partner of record on or about June 17, 1996.

      Accompanying the Statement is a Ballot Form for each Investor Limited Partner with respect to his/her Unit ownership in the Partnership. By checking the appropriate box, each Investor Limited Partner can indicate whether he/she votes "FOR" or "AGAINST" or "ABSTAINS" as to the Proposal. In order for the Proposal to be adopted, a majority of the Units must be voted in favor of the Proposal. According to the Partnership Agreement, Limited Partners are to return ballots to the Managing General Partner within 30 days after receipt. If a properly signed and dated ballot is returned without indicating a vote, it will be deemed to constitute a vote "FOR" the Proposal.

     Receipt of written ballots representing a majority of the outstanding Units shall constitute a quorum. Ballots received by July 17, 1996 (or such later date as the Managing General Partner may establish) will be counted to determine if a majority of the outstanding Units have been voted in favor of the Proposal. Because the Proposal requires the affirmative vote of a majority of the outstanding Units, an abstention will have the same effect as a vote against the Proposal. No Units are held in "street name," so there can be no broker non-votes.

      To the best of the Managing General Partner's knowledge, there is no beneficial owner holding five percent or more of the Units, including the Managing General Partner. None of the officers or directors of the Managing General Partner owns any Units.

      Any Limited Partner who returns a ballot may revoke or replace such ballot by delivering to the Partnership, c/o Gull-AGE Properties, Inc., Attention:
Corporate Control Department, One North Jefferson, St. Louis, Missouri 63103, a written notice of such revocation and replacement, if replacement is desired, prior to such date that a majority of the outstanding Units have been voted in favor of the Proposal.

      At the close of business on the record date, the Partnership had outstanding 11,458 Units, each of which is entitled to one vote. On that date there were 1,046 Investor Limited Partners. The Managing General Partner is the holder of record of 22 Units. First GC Associates, a Virginia limited partnership, owns a 1.80% interest in the Partnership as a Special Limited Partner. Similarly, A.G.E. Realty Corp., an indirectly-owned subsidiary of A.G. Edwards, Inc., the ultimate parent company of the Managing General Partner, owns a .10% interest in the Partnership as a Special Limited Partner. None of the Managing General Partner, First GC Associates or A.G.E. Realty Corp. will participate in the vote, so the vote will only include Investor Limited Partners.


                           BUSINESS OF THE PARTNERSHIP


The Partnership is a Virginia limited partnership formed to invest as a limited partner in other limited partnerships (the "Project Partnerships") that presently own and operate apartment complexes (the "Projects") that are financed and/or operated under federal or state housing assistance programs. One of the objectives of the Partnership is to generate tax losses for investors. As of March 31, 1996, the Partnership had investments in nine Project Partnerships. Colony Place Associates, Ltd. is the fourth smallest Project Partnership, and the sale of its Project is the subject of the Proposal.

The principal executive offices of the Partnership are located at One North Jefferson Avenue, St. Louis, Missouri 63103 and its telephone number is (314) 955-4188. Through 1988, the business of the Partnership was conducted by the Gulledge Corporation. During 1989, Gull-AGE Properties, Inc. ("GAP") entered into a written agreement with the Gulledge Corporation to perform certain duties for the Partnership and, in 1990, GAP became the sole General Partner.




                           DISCUSSION OF THE PROPOSAL

Background Information

     Colony Place Associates, Ltd. ("Colony Place"), is a North Carolina limited partnership and one of the Partnership's nine Project Partnerships. The Partnership owns a 99% limited partnership interest in Colony Place, which it acquired in 1984. The general partners of Colony Place are Eugene Gulledge, who has a .9% partnership interest in Colony Place and the Gulledge Investment Company, which has a .1% partnership interest in Colony Place.

     Colony Place was formed in 1984 to acquire, own and operate a multi-family housing development located at One Emerson Avenue, Fayetteville, North Carolina, known as Colony Place Apartments (the "Project"). The Project consists of 12 two-story buildings with a total of 100 apartment units - 60 two bedroom units and 40 three bedroom units. The Project had an average occupancy rate of 98% during 1995. The 1995 average monthly rental rate per unit was $252. Several apartment units currently receive HUD Section 8 rental assistance and mortgage insurance is provided by the HUD Section 236 program. The Project was last inspected in August, 1995, by HUD. In April, 1996, HUD approved a four year management improvement and operating plan. The plan addresses the deficiencies noted in the HUD inspection and outlines the action to be taken and projected completion date for the approximate $127,000 in repairs and improvements.
During 1995, major repairs and improvements consisted of air conditioner replacements, appliance replacements, sink and countertop replacements, asphalt repairs and foundation reinforcement of one of the buildings. The Project currently needs the following major repairs or improvements: appliance replacements, continued asphalt repairs and sink and countertop replacements.

     The Project was initially financed in 1971 with an 8.50% FHA insured forty year mortgage of $1,116,000. The annual distribution is limited to $9,541. In addition to the first mortgage, secondary financing was secured in the form of a promissory note, dated October 31, 1984, with a principal balance of $600,000 and bearing interest at the rate of 9.00% compounded annually (the "Secondary Note"). The Secondary Note matured on December 31, 1995. On that date, the principal balance, plus accrued interest, under the Secondary Note was $1,571,000. The Secondary Note was granted to the sellers (the "Secondary Noteholder") of the Project as partial payment for the acquisition of the Project by Colony Place. Interest payments under the Secondary Note are payable annually from available surplus cash in an amount not to exceed the first $5,000 of "Net Cash Flow." The Partnership's ownership interest in Colony Place is pledged as collateral for the Secondary Note. The Secondary Noteholder is not affiliated with Colony Place, the Partnership or the Managing General Partner.

     In order to avoid foreclosure by the Secondary Noteholder, discussions to restructure the Secondary Note started in 1994. Initial discussions contemplated obtaining new debt financing under the Low Income Housing Preservation and Resident Homeownership Act ("LIHPRHA"), extinguishing the Secondary Note with proceeds from a federally insured second mortgage with a lower interest rate. LIHPRHA is a program administered by the Department of Housing and Urban Development ("HUD"). Because of changes in the LIHPRHA program which includes priority assignment of sales transactions to non-profit entities, it was determined that the best course of action was to extend the Secondary Note for one year and use the time to pursue a sale of the Project under LIHPRHA. Sales proceeds would then be used to pay the Secondary Noteholder. The Secondary Note was extended for one year, subject to limited partner approval, and Colony Place is in the process of negotiating a sale contract for the Project.

     Under the terms of Colony Place's partnership agreement, the consent of a majority in interest of Colony Place's limited partners is required before Colony Place can finance or sell all or substantially all of its assets. Thus, before Colony Place can finance or sell the Project, it must receive the consent of the Partnership. Under the terms of the Partnership's partnership agreement, the consent of a majority in interest of Limited Partners is required for the Partnership to give such consent. The Partnership is now seeking the consent of its Limited Partners, so it can give its consent as a limited partner of Colony Place. The Partnership has received an opinion from its counsel that the Limited Partners' actions of giving such consent will not result in the loss of limited liability of the Limited Partners under the Uniform Limited Partnership Act of the Commonwealth of Virginia.

Terms of the Extension and Sale Transaction

     On January 5, 1996, the maturity date of the Secondary Note was extended to December 31, 1996, subject to obtaining the consent of Colony Place's limited partners, by a letter agreement between the Secondary Noteholder and GAP, acting as agent for the Colony Place's General Partners. The Secondary Noteholder has agreed that, if the proceeds from the proposed sale of the Project are less than the outstanding balance of the Secondary Note but greater than $1,000,000, the Secondary Noteholder will take such proceeds in full satisfaction of the Secondary Note. All other terms of the Secondary Note remained the same.

     Colony Place is currently negotiating a sale of the Project to a nonprofit entity to be formed by South Carolina Youth Advocate Program, a South Carolina nonprofit corporation (the "Purchaser"), pursuant to the terms of a Purchase and Sale Agreement (the "Sale Contract"). Colony Place expects to execute the Sale Contract soon. The Purchaser is to form and/or sponsor a single-asset entity in order to meet the requirements of a "Priority Purchaser" as defined under LIHPRHA which affords the Purchaser the ability to proceed to submit an offer to Colony Place as a priority purchaser under LIHPRHA. The Purchaser's address is 140 Stone Ridge Drive, Suite 350, Columbia, South Carolina 29210. The Purchaser is not affiliated with, and has no relationship with, Colony Place, the Partnership or the Managing General Partner.

     The "Purchase Price" is $2,480,500. The Purchase Price is equal to the "Transfer Preservation Value" established by HUD in the LIHPRHA appraisal process. The Purchase Price may be increased under certain circumstances, if Colony Place completes certain required repairs identified in the "Preservation Capital Needs Assessment." If the Purchaser is approved by HUD to assume Colony Place's obligations under the first mortgage, then, at closing, the Purchaser will (i) assume the first mortgage and (ii) pay to the closing agent, for the account of Colony Place, an amount equal to difference between the Transfer Preservation Value of the Project (as determined by HUD in the LIHPRHA appraisal process) and the outstanding balance of the first mortgage. If the Purchaser is approved by HUD to finance the Purchase Price and use a portion of the loan proceeds to satisfy the outstanding obligations of Colony Place under the first mortgage, then, at closing, the Purchaser shall pay to the closing agent, for the account of Colony Place, the balance of the Purchase Price.

     The proposed transaction is to be conducted pursuant to the regulations, guidelines and procedures issued by HUD to implement LIHPRHA. Both parties agree to exercise all reasonable cooperation to assist in complying with all HUD requirements and consummating the transaction as expeditiously as possible. If statutory, regulatory or appropriations changes in the LIHPRHA program or processing make the proposed transaction no longer financially feasible, or materially detrimental to the economic position of the parties, the parties will terminate the Sale Contract. The Sale Contract is subject to HUD's approval of the offer and the Purchaser as a "Priority Purchaser." If HUD does not approve the Sale Contract and the parties cannot agree on a revision to the Sale Contract that is acceptable to HUD, the Sale Contract may be terminated by either party without liability.

     The Purchaser has a 30 day inspection period during which it may terminate the Sale Contract for any reason. The Sale Contract contains several standard restrictions on Colony Place's operation of the Project between the Effective Date of the Sale Contract and the Closing Date. Also, both parties make standard representations and warranties for a transaction of this type. There are no real estate brokerage commissions or fees related to the proposed transaction.

     The Closing under the Sale Contract is conditioned upon several matters, including: (i) the consent of the limited partner of Colony Place, (ii) the submission of the "Plan of Action" to HUD and HUD's approval of the Plan of Action, (iii) the submission of a "TPA" application to HUD and preliminary approval of the TPA by HUD and (iv) HUD's issuance of its firm commitment to fund the capital grant for the acquisition and rehabilitation costs and/or to insure the Section 241(f) acquisition and rehabilitation loan. "Closing" under the Sale Contract is to occur within 30 days after the last to occur of HUD's actions referred to in clauses (ii), (iii) and (iv) above. Closing shall not occur later than October 20, 1996; provided, that Colony Place will consider an additional 45 day extension if requested by the Purchaser and the Purchaser demonstrates that it has taken all reasonable actions and has met all requirements in Purchaser's control to accomplish the Closing.

Reasons for the Proposed Transaction

     The Managing General Partner believes that the sale of the Project in connection with the LIHPRHA program is the best alternative for the Partnership, and the only possibility for the Partnership to realize cash proceeds from Colony Place. Based on the Managing General Partner's analysis of the Project and its experience with these types of projects, the current fair market value of the Project is significantly less than the outstanding debt of the Project. The reasons for the low fair market value are the Project's history of minimal or no cash flow, its restricted distribution, restricted rent amounts and the need for repairs and improvements. Accordingly, a conventional sale of the Project would not yield enough proceeds to pay the Secondary Note in full. Analysis also indicates that refinancing alternatives would not initially produce the funds to pay the Secondary Note in full. Furthermore, lenders have indicated that they would require a 24 month stabilization period prior to a review and consideration of an equity take out loan to pay the Secondary Note. The Noteholder will not wait 24 months. A foreclosure sale would yield even lower proceeds.

     The LIHPRHA program was developed by the federal government to maintain the national inventory of low to moderate income housing. The LIHPRHA program offers the ability to value the Project as a conventional apartment complex, utilizing fair market rents without government restrictions. Thus, the program will value the Project at $2,480,500, which is much greater than its current fair market value. Under certain provisions of LIHPRHA, if a government assisted property is sold to a non-profit organization, the seller may be entitled to 100% of the "preservation equity," as defined by HUD. The Project meets the provisions and will be entitled to 100% of the "preservation equity". The Managing General Partner has determined that the preservation equity is approximately $1,678,500, which is $107,500 more than the outstanding principal balance of the Secondary Note plus accrued interest at December 31, 1995.

Consequences of Approval of the Proposal

     If the Proposal is approved by the Limited Partners, the Partnership will give Colony Place its consent to the proposed Transaction. Assuming the other conditions to closing are satisfied, the Project will be sold in accordance with the terms of the Sale Contract. It is expected that the sale would close during the fourth quarter of 1996.

     The net proceeds of the sale will be used by Colony Place to pay the Secondary Note. It is difficult to estimate the exact amount of net sales proceeds due to many of the variables associated with the transaction, such as selling expenses and interest accruing under the Secondary Note. GAP, as agent for Colony Place's general partner, has and may continue to advance funds for certain expenses associated with the proposed transaction, such as consulting fees, travel expenses, appraisal fees, accounting and legal costs. Also, if the proposed transaction is completed, GAP will be paid a fee of $10,000, exclusive of expenses, for consulting and accounting services. The fees and expenses will be reimbursed from the proceeds of the sale, subject to the Secondary Noteholder's approval for reasonableness. The Managing General Partner estimates that the net sales proceeds will approximate the balance of the Secondary Note plus accrued interest. If the net proceeds are insufficient to fully satisfy the Secondary Note, the Secondary Noteholder has agreed to forgive the remaining balance. If the net sales proceeds exceed the balance of the Secondary Note plus accrued interest, the excess will be distributed to the partners of Colony Place. The sale of the Project will cause the dissolution of Colony Place.

     The Partnership will retain any excess proceeds that it receives from Colony Place, and use them to cover costs associated with potential future property sales or refinancings by other Project Partnerships. No excess proceeds will be distributed to Limited Partners.

     The tax consequences of the sale of the Project will be very similar to the consequences of a foreclosure by the Secondary Noteholder, which are described below under the heading "Consequences of Not Approving the Proposal". However, the sale of the Project is much simpler than a foreclosure, much quicker than a foreclosure and may provide some funds to the Partnership.

Consequences of Not Approving the Proposal

     If the proposed transaction is not completed or if Colony Place does not otherwise fulfill its obligations under the Secondary Note by the extended maturity date, the Secondary Noteholder will likely seek to collect on the Secondary Note by foreclosing on the collateral. A successful foreclosure action would likely take several months. If a foreclosure occurs, the Partnership will recognize a taxable gain due to recapture of its negative ownership in Colony Place of approximately $1,400,000. This results in a taxable gain of approximately $600 per five units of Limited Partnership interest. The corresponding tax liability, based on combined federal and state tax rate of 33%, amounts to approximately $200 per five units of Limited Partner interest. Limited Partners may have suspended losses from prior years available to offset the taxable gain. Consult your tax advisor if you are unsure whether you have suspended losses available.


     THE MANAGING GENERAL PARTNER RECOMMENDS A VOTE "FOR" THIS PROPOSAL.


                          EFFECTUATION OF THE PROPOSAL

The Proposal will be adopted if Limited Partners holding a majority of the Units have returned ballots in favor of the Proposal by July 17, 1996 (or August 1, 1996, if extended). If ballots in favor of the Proposal are not received by that time, the Proposal will not be adopted.


                             SOLICITATION OF BALLOTS

Solicitation of ballots for the Partnership is being made by the Managing General Partner. The Managing General Partner will receive no additional compensation for this service. The solicitation of ballots is being made primarily by use of the mails. The cost of this solicitation consisting primarily of legal, printing and mailing expenses will be borne by the Partnership.

                            LIMITED PARTNER PROPOSALS

     The Partnership does not hold annual or regular meetings. Meetings of Partners may be called by the General Partner, or by Limited Partners owning 10% or more of the interests of Limited Partners (excluding, for purposes of this calculation, any Limited Partner who is also a General Partner or affiliate of the General Partner) for informational purposes or for any purpose permitted by the Partnership Agreement. The Managing General Partner shall, not later than 15 days after a meeting is requested by the Limited Partners as described above, give all Partners a notice of the meeting and its purpose to be held not less than 15 nor more than 60 days after such notice of the meeting. Meetings shall be held at the time and place selected by the Managing General Partner that is convenient to the Investor Limited Partners. Under the proxy rules of the Securities and Exchange Commission, Limited Partner proposals which meet certain conditions (including being received a reasonable time before the solicitation is made) may be included in the Partnership's proxy statement and proxy for a particular meeting.

                              AVAILABLE INFORMATION

The Partnership will provide without charge to each person to whom this Consent Statement is delivered, upon the written or oral request of such person, a copy of the Partnership's Annual Report on Form 10-K for the year ended December 31, 1995, and a copy of the Partnership's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996 as filed by the Partnership with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. Request for such copies should be directed to Gull-AGE Properties, Inc., Attn: Corporate Control Department, One North Jefferson Avenue, St. Louis, Missouri 63103, Telephone (314) 955-3006.



                                     BALLOT

                       GULLEDGE REALTY INVESTORS II, L.P.

                          C/O GULL-AGE PROPERTIES, INC.
                               ONE NORTH JEFFERSON
                              ST. LOUIS, MO  63103

If you wish to vote on the Proposal, you are requested to return this ballot so that it is received by midnight Central Time on July 17, 1996, (unless extended by the General Partner) so that your vote may be counted.

THIS BALLOT IS TO BE USED ONLY TO VOTE UNITS OF LIMITED PARTNERSHIP OF GULLEDGE REALTY INVESTORS II, L.P.

THIS BALLOT IS SOLICITED BY THE MANAGING GENERAL PARTNER OF GULLEDGE REALTY INVESTORS II, L.P. (THE "PARTNERSHIP") IN CONNECTION WITH THE FOLLOWING PROPOSAL (THE "PROPOSAL") AS DESCRIBED IN THE ACCOMPANYING NOTICE OF VOTE BY LIMITED PARTNERS WITHOUT A MEETING DATED JUNE 17, 1996 AND CONSENT STATEMENT:

THIS PROPOSAL IS TO APPROVE THE EXTENSION OF THE SECONDARY NOTE ON COLONY PLACE AND THE SALE OF THE COLONY PLACE APARTMENTS.

The Managing General Partner of the Partnership recommends a vote "For" the Proposal.

This ballot, when properly executed, will be a vote as designated below by the undersigned Limited Partner.

IF NO VOTE IS INDICATED, THIS BALLOT WILL BE DEEMED TO CONSTITUTE A VOTE "FOR" THE PROPOSAL.

The undersigned hereby revokes all ballots and proxies heretofore given by the undersigned with respect to the Proposal. This ballot may be revoked or replaced by delivery to the Partnership, c/o Gull-AGE Properties, Inc. at the above address, of a written notice of such revocation and replacement, prior to such date that a majority of the outstanding units have been voted in favor of the Proposal.

IMPORTANT: PLEASE MARK, DATE AND SIGN THIS BALLOT EXACTLY AS YOUR NAME OR NAMES APPEAR ABOVE. IF UNITS ARE HELD BY MORE THAN ONE OWNER, EACH MUST SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, CORPORATE OFFICERS AND OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD GIVE THEIR FULL TITLES.

The undersigned Limited Partner hereby votes on the above proposal as follows:

            _______ For        _______ Against         _______ Abstain

Number of units owned:

Dated: _________________________   Signature: ______________________________

                                   Signature of
                                   Co-owner
                                   (if applicable): ___________________________

PLEASE ENCLOSE THE PROPERLY COMPLETED, DATED AND EXECUTED BALLOT IN THE RETURN ENVELOPE PROVIDED AND MAIL PROMPTLY.